UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2014 (June 19, 2014)

Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8111 Smith’s Mill Road New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 491-2225

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2014, the Board of Directors of Bob Evans Farms, Inc. (the “Company”) appointed Mark E. Hood, 61, as Chief Financial Officer. In this role, Mr. Hood will be the Company’s principal financial officer and will oversee the Company’s financial reporting, investor relations and corporate finance functions.

Prior to joining the Company, Mr. Hood provided consulting services on financial and accounting matters from July 2012 to June 2014. Mr. Hood previously served as the Senior Vice President and Chief Financial Officer (principal accounting officer) of the Brown Shoe Company (NYSE:BWS) a $2.6 billion operator of retail shoe stores and marketer of footwear, from October 2006 to June 2012. Prior to his position at the Brown Shoe Company he served as Senior Vice President and Chief Financial Officer of St. Louis-based Panera Bread Company (NASDAQ: PNRA), a leader in the quick-casual restaurant business, from July 2003 to May 2006, and as a consultant of Panera Bread Company from May 2006 to August 2006. He was the Senior Vice President, Finance and Administration, of Panera Bread Company from August 2002 to July 2003. His prior experience includes two decades of service with May Department Stores Company, Inc., Saks Holdings, Inc., and U.S. Loyalty Corporation, in various financial and administrative senior management roles.

Mr. Hood will be paid a base salary of $400,000 annually. He will also be eligible to earn an incentive compensation bonus of 65 percent (target) of his salary. He will be eligible to receive the first annual bonus in June 2015 for the fiscal year ending April 24, 2015. For the cash bonus paid for the fiscal year ending April 2015, he is guaranteed a payout of no less than 50 percent of target ($130,000).

Mr. Hood will also be eligible to participate in the Company’s Performance Incentive Plan (“PIP”). The Company sets PIP goals annually, which include specific company and business unit goals and the Company’s earnings per share goal at a target of 110% of annual base salary if the performance goal is attained. Awards made pursuant to the PIP are in the form of restricted stock units and vest over three years. Mr. Hood has been guaranteed an annual PIP award of at least 3,333 shares of restricted stock for fiscal years 2015, 2016 and 2017.

Mr. Hood will also be a participant in the Company’s Executive Change in Control and Severance Plan “CIC/Severance Plan” as a Class B participant. The CIC/Severance Plan provides for the possible vesting of unvested equity grants in the event of a Change of Control event, and requires compensation in the event of the termination of employment related to a Change in Control event. Under the CIC/Severance Plan, if a Class B participant’s employment is terminated without “cause” or by the executive officer for “good reason” during the one year period after a Change in Control event, the participant will be eligible for (a) 200% of the sum of (i) Base Salary and (ii) Bonus Amount; and (b) for 18 months after the participant’s Date of Termination, life, medical, dental and/or vision insurance programs in which the participant was participating. If during the first year of Mr. Hood’s employment there is a “Change in Control” event (as defined in the CIC/Severance Plan), he will also receive a grant of restricted stock at target level participation (as described in the PIP description above).

If Mr. Hood’s employment is terminated in a manner that does not render him ineligible (i.e., not terminated for Cause, retires, etc.) for payments and benefits due to Severance and without a Change in Control event, the Company has agreed to pay Mr. Hood an amount equal to his annual Base Salary.

The Compensation Committee has discretion regarding the payments of severance amounts above the minimum stated above.

Mr. Hood will also be entitled to participate in other executive and group benefits generally offered to executives of the Company.

There are no known family relationships or related party relationships involving Mr. Hood.

T. Alan Ashworth, who served as the Company’s Chief Financial Officer and Treasurer since May 16, 2016, will retain the position of Vice President, Corporate Development and Finance, and Treasurer.

A copy of the Company’s press release, dated June 23, 2014, announcing the appointment of Mr. Hood is attached hereto as Exhibit 99.1. The Company’s offer letter to Mr. Hood specifying certain terms and conditions of his employment is attached hereto as Exhibit 10.1.

Item 8.01 Other Items

The Company issued a press release on June 23, 2014 regarding the appointment of Mark E. Hood as the Company’s Chief Financial Officer. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1*	Offer Letter dated June 20, 2014 to Mark E. Hood

99.1	Bob Evans Farms, Inc. Press Release dated June 23, 2014

*	Denotes management contract or compensatory plan or agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOB EVANS FARMS, INC.

Date: June 23, 2014	By:	/s/ Kevin C. O’Neil
Kevin C. O’Neil
Vice President, Assoc. General Counsel and Assistant Secretary

EXHIBIT INDEX

10.1	Offer Letter dated June 20, 2014 to Mark E. Hood

99.1	Bob Evans Farms, Inc. Press Release dated June 23, 2014